UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Definitive Proxy Statement

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BMC Software, Inc.

(Exact name of registrant as specified in its charter)

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The following language appeared as Item 8.01 Other Events on BMC Software, Inc.’s Form 8-K filed July 16, 2013.

This Form 8-K is being filed in connection with an agreement pertaining to certain litigation concerning, among other things, the Agreement and Plan of Merger, dated May 6, 2013, by and among Boxer Parent Company Inc. (“Parent”), Boxer Merger Sub Inc. (“Merger Sub”), and BMC Software, Inc., a Delaware corporation (“BMC”) providing for the merger of Merger Sub with and into BMC with BMC surviving as a wholly-owned subsidiary of Parent.

As previously disclosed in the definitive proxy statement filed with the Securities and Exchange Commission (the “SEC”) by BMC on June 25, 2013 (the “proxy statement”), putative class action lawsuits challenging the proposed transaction have been filed on behalf of BMC stockholders in Texas and Delaware state courts. The outstanding Texas action is captioned Abekeian v. BMC Software, Inc., No. ED101J017493759 (Tex. D. Ct., Harris Cty.). The consolidated Delaware action is captioned In re BMC Software, Inc. Stockholder Litigation, C.A. No. 8544-VCG (Del. Ch.). On July 12, 2013, the lead plaintiff in the consolidated Delaware action filed a motion seeking a preliminary injunction against the special meeting of the stockholders of BMC scheduled for July 24, 2013. In its injunction application, the lead plaintiff argued that the proxy statement omitted material information necessary for the stockholder vote on the proposed transaction. On July 15, 2013, the lead plaintiff in the Delaware action agreed to withdraw its motion for a preliminary injunction in view of the supplemental disclosures contained herein.

The following supplement to proxy statement was filed on BMC Software, Inc.’s Form 8-K filed July 16, 2013.

SUPPLEMENT TO PROXY STATEMENT

In connection with the outstanding stockholder suit in the Court of Chancery of the State of Delaware as described in this Form 8-K, BMC has agreed to make these supplemental disclosures to the proxy statement. This supplemental information should be read in conjunction with the proxy statement, which should be read in its entirety. Page references in the below disclosures are to the proxy statement, and defined terms used but not defined herein have the meanings set forth in the proxy statement.

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The following disclosure replaces the fifth full paragraph on page 25 of the Proxy Statement under the caption “Background of the Merger”:

On July 2, 2012, the Company and Elliott Associates, L.P. and Elliott International, L.P. (“Elliott”) entered into a settlement agreement in connection with a proxy contest that had been initiated by Elliott earlier in the year in which Elliott had sought the election of four of its nominees to the board. Pursuant to the settlement agreement, the Company increased the size of the board from ten to twelve directors, effective as of the 2012 annual meeting, and agreed to nominate two of Elliott’s candidates, John M. Dillon and Mr. Schaper, for election as new directors at the 2012 annual meeting. Each of the candidates was paid $25,000 by Elliott upon Elliott’s submission of its notice of nomination of director candidates for the 2012 annual meeting and an additional $25,000 by Elliott upon Elliott’s mailing of a definitive proxy statement for the 2012 annual meeting. The Company and Elliott also entered into a confidentiality agreement requiring, among other things, Elliott to maintain the confidentiality of Company information shared with Elliott and permitting, among other things, Elliott to communicate with Messrs. Dillon and Schaper regarding the general status and efficacy of the Company’s planned strategic review process. The terms of the settlement agreement also bound Elliott to abide by certain customary standstill provisions for a specified period but allowed Elliott to communicate its view privately to the BMC board of directors.

The following disclosure replaces the sixth full paragraph on page 25 of the Proxy Statement under the caption “Background of the Merger”:

Also on July 2, 2012, as was discussed with Elliott in the course of negotiations regarding the settlement agreement with Elliott, the board established a special advisory ad-hoc strategic review committee (the “strategic review committee”), consisting of directors Messrs. Schaper, as chairperson, and Dillon (both of whose presence on the strategic review committee was discussed with Elliott during the settlement agreement negotiations) and Mark J. Hawkins and Louis J. Lavigne, to assist the board in reviewing strategic alternatives potentially available to the Company to enhance stockholder value, including, but not limited to, a sale, merger, leveraged recapitalization or other extraordinary transaction involving the Company, sale of the Company’s enterprise service management (“ESM”) or mainframe service management (“MSM”) business, a spin-off of the mainframe service management business, acquisitions, dividends, and stock repurchases, as compared to the continued operation of the Company on a standalone basis.

The following disclosure replaces the seventh full paragraph on page 25 of the Proxy Statement under the caption “Background of the Merger”:

The strategic review committee met on July 25, 2012, along with certain members of management and representatives of Morgan Stanley, the Company’s independent financial advisor, and Wachtell, Lipton, Rosen and Katz (“Wachtell Lipton”), the board’s legal counsel. The strategic review committee initiated a study of potential alternatives to return capital to stockholders and also agreed, as was requested by Elliott in the course of the settlement agreement negotiations, to recommend to the board the engagement of another independent financial advisor to assist the review of the various paths to maximize stockholder value. In the following days, after discussions among members of the strategic review committee and members of the board, BofA Merrill Lynch was independently chosen by the board to assist the Company as a financial advisor in its review of the various paths to maximize stockholder value.

The following disclosure is inserted as a standalone paragraph between the first and second full paragraphs on page 28 of the Proxy Statement under the caption “Background of the Merger”:

On October 28, 2012, as permitted by the settlement agreement, the Company received a nonpublic presentation from Elliott discussing its view that the Company faced strategic and operational challenges and that the then trading price of the Company’s common stock reflected an acquisition premium. Elliott also stated that it believed the Company should pursue a sale of the Company at a reasonable premium.

The following disclosure replaces the sixth full paragraph on page 28 of the Proxy Statement under the caption “Background of the Merger”:

On December 10, 2012, as permitted by the settlement agreement, Elliott sent a nonpublic letter to the Company discussing its view that the Company’s accelerated stock repurchase was inadequate. Elliott also stated that it believed the Company should pursue other strategic alternatives, including a sale of the Company to a financial sponsor or a separation or spin-off of the Company’s mainframe business.

The following disclosure is inserted as a standalone paragraph between the third and fourth full paragraphs on page 29 of the Proxy Statement under the caption “Background of the Merger”:

On January 29, 2013, as permitted by the settlement agreement, Elliott again sent a nonpublic letter to the Company criticizing the Company’s performance in the third fiscal quarter. The letter stated that Elliott believed the Company should pursue a sale of the Company, and it further stated Elliott’s belief that such a sale would be preferable to either an internal reorganization or any transformative acquisition strategy. The letter stated that Elliott believed that other Company stockholders held similar sentiments, and it also suggested that Elliott was prepared to initiate a proxy fight at the 2013 annual meeting. Specifically, the letter stated: “our standstill expires on March 22nd, just prior to your fiscal year end. If the Company does not engage in a full and fair strategic review process that yields a value-maximizing outcome acceptable to us by that date, we will act. Last year, we proposed a slate and ultimately settled in the hope and expectation that BMC would create value, which it clearly did not. This year, we would not anticipate that our actions will at all resemble those from 2012.”

The following disclosure is inserted as a standalone paragraph between the fifth and sixth full paragraphs on page 30 of the Proxy Statement under the caption “Background of the Merger”:

On March 4, 2013, as permitted by the settlement agreement, Elliott sent another nonpublic letter to the Company stating that Elliott continued to believe that the Company should pursue a sale and again suggesting that Elliott would be prepared to launch a proxy fight at the 2013 annual meeting. Specifically, the letter stated: “While we all want the highest price possible, it is imperative that the Board consider the enormous risk and uncertainties associated with remaining a challenged, standalone company with a deeply dissatisfied shareholder base.” The letter also stated: “As such, we believe the Board must use all efforts to get the bids to the mid-$40s per share or higher, and must pursue any credible buyout offers in that range. Should the Board not do so, we will need to act, upon termination of our standstill on March 22, to protect our investment.”

The following disclosure replaces the first full paragraph on page 31 of the Proxy Statement under the caption “Background of the Merger”:

Mr. Solcher then presented materials to the board discussing the past and present growth rates and projections for the Company’s fourth quarter. Representatives from Morgan Stanley and BofA Merrill Lynch then described the current status of communications with the financial sponsors and discussed the trading price of the Company’s common stock. The board discussed changes since the first time the Company solicited indications of interest for a potential sale of the Company in October of 2012, including the following factors, which increased their belief that continuing with the sale process would be in the best interests of the Company’s stockholders: (1) the Company’s results, in particular the results for the third quarter of fiscal 2013, fell short of earlier expectations, (2) based on the Company’s third quarter results, the Company had revised its future growth rates downward, (3) the macro risks to a transaction associated with the “fiscal cliff” had passed, (4) the availability of debt financing on favorable terms (as suggested by the then-recent Dell transaction), (5) that the Company’s stockholders were more vocal in putting forth their support for a sale, and (6) the fact that the Company had received indications of interest from two, and possibly three, bidders or bidding groups, which indicated that there may be a competitive sale process. Following this discussion, the consensus of the board was to move forward with the due diligence process with the two financial sponsor groups that submitted indications of interest and to include Financial Sponsor A if it submitted a competitive indication of interest.

The following disclosure replaces the sixth full paragraph on page 31 of the Proxy Statement under the caption “Background of the Merger”:

On the morning of March 14, 2013, the board’s corporate governance & nominating committee (the “Governance Committee”) met, with Mr. Tagtow and representatives of Wachtell Lipton present, to discuss, among other things, the on-going process to pursue a sale of the Company. Mr. Tagtow again informed the Governance Committee that Mr. Schaper had a consulting relationship with Golden Gate Capital, given that the representatives of BofA Merrill Lynch had informed the directors at the prior board meeting held on March 7, 2013 that the Company had received a joint indication of interest from the Bain/Golden Gate Group of $46-$47 per share of the Company’s common stock. As the directors also knew, Mr. Schaper serves as the Chairman of Infor, a company majority owned by Golden Gate Capital, for which he receives a base salary of $500,000 per year. Mr. Tagtow informed the Governance Committee that Mr. Schaper had determined (1) to recuse himself from the board’s management of the sale process and review of any potential transaction with Company A and (2) he would not wish to receive any materials or communications or participate in any portion of future board meetings or calls which discussed such matters. The Governance Committee also discussed the previously disclosed immaterial investment of director Gary Bloom in one of the financial sponsors in the Alternate Sponsor Group. After a discussion, the Governance Committee determined to recommend to the board that potential conflicts, if any, were well disclosed to the board, and that a special negotiating committee was unnecessary and would deprive the board of a full range of experience and expertise available among the directors. Following Mr. Schaper’s recusal, he continued to attend certain board meetings, but he was not present for any discussion of, deliberations on, or vote concerning the strategic review process from March 14 through the announcement of the proposed transaction.

The following disclosure is inserted as a standalone paragraph between the first and second full paragraphs on page 33 of the Proxy Statement under the caption “Background of the Merger”:

On April 8, 2013, as permitted by the settlement agreement, Elliott sent another nonpublic letter to the Company stating that Elliott continued to believe that the Company should pursue a sale and again suggesting that Elliott would be prepared to launch a proxy fight at the 2013 annual meeting. Specifically, the letter stated: “As you can imagine, Elliott is prepared to protect our investment in the event that the Board decides not to sell the company. Unsurprisingly, part of our plan includes a significant change in the composition of the Board.”

The following disclosure replaces the eighth full paragraph on page 33 of the Proxy Statement under the caption “Background of the Merger”:

On April 17, 2013, following a meeting between certain members of Company management and representatives of the Bain/Golden Gate Group regarding the Bain/Golden Gate Group representatives’ due diligence findings, Messrs. Beauchamp and Solcher, with Mr. Lavigne (an independent director) present, met with the Bain/Golden Gate Group representatives for a general discussion regarding how the consortia typically thinks about how to compensate and incentivize a management team, including base salary and equity compensation in the form of performance-based stock options. The representatives from Bain and Golden Gate Capital emphasized that management participation was not a condition of their transaction proposal for the Company and informed Messrs. Beauchamp and Solcher that they would not present terms regarding management’s participation in the transaction until after the merger agreement was signed. As of July 16, 2013, Bain/Golden Gate Group has not reached any agreement with management on such terms.

The following disclosure replaces the final paragraph on page 36 of the Proxy Statement under the caption “Background of the Merger”:

The following day, on May 3, 2013, at a special telephonic meeting of the board, attended by certain members of management and representatives of Morgan Stanley, BofA Merrill Lynch and Wachtell Lipton, the board discussed the proposed transaction with the Buyer Group. A representative from Wachtell Lipton discussed with the board its fiduciary duties under Delaware law in connection with the transaction. The representative from Wachtell Lipton then reviewed the current terms of the merger agreement and other transaction documents that had been negotiated. Next, referring to a presentation prepared in coordination with BofA Merrill Lynch but described separately below, representatives of Morgan Stanley reviewed for the board the analyses they had used in connection with the preparation of their fairness opinion. Morgan Stanley rendered its oral opinion, which was subsequently confirmed in writing, to the board that, as of that date, and based upon and subject to the assumptions made, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in its opinion, the $46.25 per share merger consideration to be received by holders of shares of common stock (other than holders that are, or are affiliates of, investors or persons that have committed to, or will commit to, become investors directly or indirectly in Parent or any of Parent’s direct or indirect subsidiaries, including the Company), pursuant to the merger agreement was fair from a financial point of view to such holders. BofA Merrill Lynch, referring to the same presentation, then reviewed with the board its financial analysis of the merger consideration and delivered to the board an oral opinion, which was subsequently confirmed by delivery of a written opinion dated May 3, 2013, to the effect that, as of that date and based on and subject to various assumptions and limitations described in its opinion, the merger consideration to be received by holders of the Company’s common stock, was fair, from a financial point of view, to such holders. The full text of the written opinions of BofA Merrill Lynch and Morgan Stanley to the board, each dated May 3, 2013, are attached as Annex B and Annex C, respectively, to this proxy statement, and are described in more detail below under “The Merger (Proposal 1)—Opinion of BofA Merrill Lynch” and “The Merger (Proposal 1)—Opinion of Morgan Stanley,” respectively. Upon a unanimous vote of the directors present at the meeting, the board approved the merger and the merger agreement, in substantially the form presented to the board, and resolved to recommend that the stockholders of the Company adopt the merger agreement. The board authorized the members of management to execute definitive transaction agreements on substantially the same terms as described to the board. Mr. Schaper, who had recused himself from deliberations relating to a potential transaction, was not present at the meeting, and did not vote. The board also determined to have its representatives move forward to negotiate a voting agreement, securing Elliott’s support for the transaction, as well as to finalize an amendment to the Company’s rights plan to ensure entry into the merger agreement and other agreements contemplated thereby, did not trigger the distribution of rights under the Company’s rights plan. The board then authorized the representatives of Morgan Stanley, BofA Merrill Lynch and Wachtell Lipton and management to proceed with the Buyer Group to finalize the merger agreement and the other transaction documents on the basis outlined in the meeting.

The following disclosure is inserted as a standalone paragraph between the third and fourth full paragraphs on page 37 of the Proxy Statement under the caption “Background of the Merger”:

That same day, Elliott delivered a notice to the Company proposing to nominate a slate of nine nominees to stand for election at the Company’s 2013 annual meeting, including Messrs. Dillon and Schaper. Each of the nominees was entitled to be paid $25,000 upon delivery of the documentation requested by Elliott evidencing their willingness to be named in an Elliott proxy statement as a nominee and to serve as a director if elected and $50,000 upon Elliott’s submission of such notice to the Company.

The following disclosure replaces the fourth full paragraph on page 43 of the Proxy Statement under the caption “Background of the Merger”:

The following represents a brief summary of the material financial analyses presented by BofA Merrill Lynch, using a presentation prepared in coordination with Morgan Stanley, to the board in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA Merrill Lynch, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA Merrill Lynch. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Merrill Lynch.

The following disclosure replaces the final paragraph on page 51 of the Proxy Statement under the caption “Background of the Merger”:

The following is a summary of the material financial analyses performed by Morgan Stanley in connection with the preparation of its opinion to the board and a presentation made to the board, which was prepared in coordination with BofA Merrill Lynch. The following summary is not a complete description of Morgan Stanley’s opinion or the financial analyses performed and factors considered by Morgan Stanley in connection with its opinion, nor does the order of analyses described represent the relative importance or weight given to those analyses. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole; considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley’s opinion.

Additional Information and Where to Find It

In connection with the proposed transaction, BMC Software, Inc. (the “Company” or “BMC”) filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and other documents relating to the proposed merger, including a form of proxy card, on June 25, 2013. The definitive proxy statement and form of proxy card have been mailed to the Company’s stockholders. BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT IN ITS ENTIRETY AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE IN THE DEFINITIVE PROXY STATEMENT BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION. Investors and security holders may obtain a free copy of documents filed by BMC Software, Inc. with the SEC at the SEC’s website at http://www.sec.gov. In addition, investors and security holders may obtain a free copy of BMC Software, Inc.’s filings with the SEC from BMC Software, Inc.’s website at http://investors.bmc.com/sec.cfm or by directing a request to: BMC Software, Inc., 2101 CityWest Blvd., Houston, Texas 77042-2827, Attn: Investor Relations, (713) 918-1805.

The Company and certain of its directors, executive officers, and certain other members of management and employees of the Company may be deemed to be participants in the solicitation of proxies from stockholders of the Company in favor of the proposed merger. Information about the directors and executive officers of the Company is set forth in the proxy statement for the Company’s 2012 annual meeting of stockholders, as filed with the SEC on Schedule 14A on June 5, 2012 (as amended by the proxy statement supplement filed on July 3, 2012) and the Company’s 2013 Annual Report on Form 10-K. Additional information regarding the interests of these individuals and other persons who may be deemed to be participants in the solicitation is included in the definitive proxy statement and other relevant documents the Company filed with the SEC.

Forward-Looking Statements

Statements about the expected timing, completion and effects of the proposed transaction and all other statements in this report and the exhibits furnished or filed herewith, other than historical facts, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. The Company may not be able to complete the proposed transaction on the terms described above or other acceptable terms or at all because of a number of factors, including (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, (2) the failure to obtain stockholder approval or the failure to satisfy the closing conditions, (3) the failure to obtain the necessary financing arrangements set forth in the debt and equity commitment letters delivered pursuant to the merger agreement, (4) risks related to disruption of management’s attention from the Company’s ongoing business operations due to the transaction and (5) the effect of the announcement of the merger on the ability of the Company to retain and hire key personnel and maintain relationships with its customers, suppliers, operating results and business generally.

Actual results may differ materially from those indicated by such forward-looking statements. In addition, the forward-looking statements represent the Company’s views as of the date on which such statements were made. The Company anticipates that subsequent events and developments may cause its views to change. However, although the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date hereof. Additional factors that may affect the business or financial results of the Company are described in the risk factors included in the Company’s filings with the SEC, including the Company’s 2013 Annual Report on Form 10-K and later filed quarterly reports on Form 10-Q and Current Reports on Form 8-K, which factors are incorporated herein by reference. The Company expressly disclaims a duty to provide updates to forward-looking statements, whether as a result of new information, future events or other occurrences.